Exhibit 10.1

Execution Version

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of the 30th day of August, 2021, by and between Mito Yamada (the “Executive”), and PB Management II, Inc., a Delaware corporate (the “Company”; the Executive and the Company are collectively referred to as the “Relationship Parties”), Powered Brands, a Cayman Island exempted company (“Powered Brands”) and PB Management, a Cayman Island limited liability company (the “Sponsor” and, together with the Relationship Parties and Powered Brands, the “Parties”). This Agreement shall be effective as of August 30, 2021 (the “Effective Date”).

RECITALS

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company on the terms contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.            Employment.

(a)            Term. The Company hereby agrees to employ the Executive, and the Executive hereby accepts such employment, on the terms set forth herein commencing as of the Effective Date and continuing for 15 months, or until earlier terminated in accordance with the provisions of Section 3 (the “Term”). Notwithstanding the foregoing, the Company and Executive may agree in writing to extend the Term for up to 6 additional months.

(b)            Position and Duties. During the Term, the Executive shall serve as the Chief Operating Officer of the Company and shall have such powers and duties as may from time to time be prescribed by the Chief Executive Officer of Powered Brands provided that such duties are consistent with the Executive’s position, or other positions that the Executive may hold from time to time. The Sponsor and Powered Brands shall take such action as is necessary to appoint Executive to serve as the Chief Operating Officer and a director on the board of directors of Powered Brands (the “Board”). The Executive shall devote Executive’s full working time and efforts to the business and affairs of the Company and Powered Brands. Notwithstanding the foregoing, the Executive may serve on other boards of directors, with the approval of the Chief Executive Officer of Powered Brands (which approval shall not be unreasonably withheld or delayed), or engage in religious, charitable or other community activities as long as such services and activities are disclosed to the Chief Executive Officer of Powered Brands and do not materially interfere with the Executive’s obligations or performance of Executive’s duties to the Company as provided in this Agreement.

2.            Compensation and Related Matters.

(a)            Base Salary. During the Term, the Executive’s initial base salary (“Base Salary”) shall be an amount equal to two hundred sixty-four thousand dollars $264,000.00 per annum. The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for senior executives, but no less frequently than once per month.

(b)            Start Bonus. Conditional upon the Executive commencing employment with the Company by August 30, 2021 (“Start Date”), the Executive will be paid a cash bonus in an amount equal to the aggregate fair market value of the Class B ordinary shares of Powered Brands transferred to Executive by the Sponsor pursuant to Section 2(h) herein times .45 (the “Start Bonus”). Such cash bonus will be paid to the Executive in the first regular pay period after the Executive’s employment begins (but in any event within 30 days after the Start Date), subject to applicable tax withholding.

(c)            Initial Bonus. Conditional upon the Executive commencing employment with the Company by the Start Date, the Executive shall be eligible to earn a one-time cash bonus equal to $250,000 (the “Initial Bonus”), contingent upon and payable in the next pay period (but in no event more than 30 days) following the filing by Powered Brands with the U.S. Securities and Exchange Commission of a Proxy Statement and/or Registration Statement (the “Proxy”) on Form F/S-4 in connection with Powered Brands’ initial merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses or entities (the “Initial Business Combination”). The Executive must be employed by the Company on the date that the Proxy is filed with the Securities and Exchange Commission, but need not be employed by the Company on the date such Initial Bonus would otherwise be paid, to be eligible to receive the Initial Bonus.

(d)            Stock Performance Bonus. Conditional upon the Executive commencing employment with the Company by the Start Date, the Executive shall be eligible to earn a onetime cash bonus equal to $100,000 (the “Stock Performance Bonus”), if and only if the closing price of the Powered Brands’ Class A ordinary shares on NASDAQ Stock Market LLC is at least $11.50 per share (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like) for at least 20 out of any period of 30 consecutive trading days during the period commencing on the trading day after the consummation of Powered Brands’ Initial Business Combination and ending on the six month anniversary of the consummation of Powered Brands’ Initial Business Combination (the “Stock Performance Bonus Condition”). The Executive must be employed by the Company on the first date that the Stock Performance Bonus Condition is achieved to be eligible to receive the Stock Performance Bonus. Furthermore, payment of the Stock Performance Bonus is contingent upon Executive’s continued employment through, and payable in, the next pay period (but in no event greater than 30 days) following the first date on which the Stock Performance Bonus Condition is achieved; provided, that if the Executive is no longer employed by the Company on the date on which the Stock Performance Bonus would otherwise have been paid to the Executive for any reason other than a termination for Cause or the voluntary resignation of the Executive, the Stock Performance Bonus shall nonetheless be due and payable by the Company to the Executive hereunder.

(e)            Expenses. The Executive shall be entitled to receive prompt reimbursement (but in any event within 30 days of the Executive’s request for reimbursement) for all reasonable and documented out-of-pocket business, entertainment, travel, and other work-related expenses incurred by the Executive during the Term in performing services hereunder in accordance with the Company’s expense reimbursement policies and procedures or as otherwise approved by the Chief Executive Officer of Powered Brands. In addition to the foregoing, the Company shall provide a monthly stipend in the amount of three hundred dollars ($300.00), to cover the Executive’s work-related mobile phone, internet and office supplies costs.

(f)            Equipment. Promptly following the execution of this Agreement, the Company shall provide the Executive with a complete remote work setup, which shall include a Lenovo X1 Carbon, two monitors, a docking station, and a printer. Upon the termination or expiration of the Term hereof, the Executive shall have the right, at her sole option, to acquire all of such equipment for a purchase price to be determined by the Relationship Parties at such time.

(g)            Paid Time Off. During the Term, the Executive shall be entitled to take paid time off as needed for vacations, doctors’ appointments and short illnesses, in accordance with the Company’s open time off policy.

(h)            Stock. Conditional upon the Executive commencing employment with the Company by the Start Date, on the date that Executive commences employment with the Company, the Sponsor shall transfer 45,000 Class B ordinary shares of Powered Brands (the “Shares”) to the Executive at no cost to the Executive. The value of the Shares will be equal to the fair market value as determined by an independent valuation firm chosen by the Company. The transfer of shares will be subject to the terms and conditions of the Stock Transfer Agreement in substantially the form attached hereto as Exhibit B. The Shares will be subject to a right of repurchase in favor of the Sponsor in accordance with Section 4.

3.            Termination. During the Term, the Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a)            Death. The Executive’s employment hereunder shall terminate upon the Executive’s death.

(b)            Disability. The Company may terminate the Executive’s employment if the Executive is physically or mentally disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of sixty (60) days (which need not be consecutive) in any twelve (12) month period (“Disability”). If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 3(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(c)            Termination by Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (i) conduct by the Executive constituting a material act of misconduct in connection with the performance of the Executive’s duties, including, without limitation, misappropriation of funds or property of Powered Brands, the Company or any of their respective subsidiaries or affiliates; (ii) the commission by the Executive of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct by the Executive that would reasonably be expected to result in material injury or reputational harm to Powered Brands, the Company or any of their respective subsidiaries or affiliates if the Executive were retained in her position; (iii) continued non-performance by the Executive of the Executive’s duties hereunder (other than as a result of a Disability) which has continued for more than thirty (30) days following written notice of such non-performance from Powered Brands’ Chief Executive Officer; (iv) a material breach by the Executive of any of the provisions contained in this Agreement, or in any agreement between the Executive, on the one hand, and the Sponsor, Powered Brands or the Company (other than as the result of a Disability), on the other hand, which breach is susceptible to cure and has continued for more than thirty (30) days following written notice of such breach from Powered Brands’ Chief Executive Officer; (v) a material violation by the Executive of the Company’s reasonable employment policies; (vi) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known by the Executive to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

(d)            Termination Without Cause. The Company may terminate the Executive’s employment hereunder at any time with or without Cause. Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 3(c) and does not result from the death or Disability of the Executive under Section 3(a) or (b) shall be deemed a termination without Cause.

(e)            Termination by the Executive. The Executive may terminate her employment hereunder at any time for any reason or for no reason.

(f)            Notice of Termination. Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other Relationship Party. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(g)            Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by her death, the date of her death; (ii) if the Executive’s employment is terminated on account of Disability under Section 3(b) or by the Company for Cause under Section 3(c), the date specified in such Notice of Termination; (iii) if the Executive’s employment is terminated by the Company under Section 3(d), the last date of employment as referenced in the Notice of Termination; (iv) if the Executive’s employment is terminated by the Executive under Section 3(e), thirty (30) days after the date on which a Notice of Termination is given. Notwithstanding the foregoing, (A) in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement, and (B) in the event that the Company terminates the Executive’s employment without Cause under Section 3(d), the Company may unilaterally accelerate the Date of Termination to any earlier effective date provided that the Company continues to pay the Executive the Base Salary through the Date of Termination.

4.            Compensation Upon Termination.

(a)            Compensation Generally. If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to her authorized representative or estate) any Base Salary earned through the Date of Termination and any unpaid expense reimbursements (subject to, and in accordance with, Section 2(d) of this Agreement) (together, the “Accrued Benefit”).

(b)            Termination by the Company without Cause. During the Term, if the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d), (i) Executive shall not be eligible to receive an Initial Bonus or Stock Performance Bonus (to the extent not already earned), (ii) the Sponsor shall have the right to repurchase the Shares at a cost of $0.01 per share at any time within 60 days following such termination of Executive’s employment with the Company; provided that the Sponsor’s right of repurchase under this Section 4(b)(ii) will lapse with respect to 1/18th of the Shares on the Effective Date and thereafter on the first day of each calendar month following the date of this Agreement; provided, further, that the Sponsor’s right of repurchase under this Section 4(b)(ii) will lapse with respect to all of the Shares on the date of the consummation of Powered Brands’ Initial Business Combination, subject in each case to the Executive’s continued employment by the Company through each such vesting date and (iii) subject to the Executive signing a separation and general release agreement in the form set forth in Exhibit C (the “Separation and General Release Agreement”), and the Separation and General Release Agreement becoming irrevocable and fully effective, all within six months after the Date of Termination, and the Executive not breaching any of her post-employment contractual obligations to the Company, the Company shall pay the Executive a lump sum equal to (y) the number of days between the date of termination and the 18-month anniversary of the Effective Date divided by 365, multiplied by (z) the Executive’s then current Base Salary (the “Severance Payment”). The Company shall pay the Severance Payment to the Executive within ten days after the date that the Separation and General Release Agreement becomes effective, in accordance with the Company’s regular payroll practices.

(c)            Voluntary Termination; Termination by the Company with Cause. During the Term, if the Executive voluntarily terminates Executive’s employment or Executive’s employment is terminated by the Company with Cause as provided in Section 3(d), (i) Executive shall not be eligible to receive an Initial Bonus or Stock Performance Bonus (to the extent not already paid), and (ii) the Sponsor shall have the right to repurchase the Shares (whether vested or unvested) at a cost of $0.01 per share at any time within six months following such termination of Executive’s employment with the Company.

5.            U.S. Tax Considerations.

(a)            Section 457A. To the extent that any compensation under this Agreement is determined to constitute “nonqualified deferred compensation” from a nonqualified entity within the meaning of Section 457A (a “457A Award”), the compensation shall be subject to such additional rules and requirements as may be specified by the Company from time to time in order to cause such compensation to be in full compliance with or exempt from Section 457A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). It is intended that any such 457A Award will either be in full compliance with or be exempt from Section. The Company makes no representation or warranty and shall have no liability to the Executive with respect to any penalties or taxes under Section 457A that are, or may be, imposed with respect to any 457A Award.

(b)            Section 409A.

(i)            Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the twenty percent (20%) additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death, at which time all amounts so withheld shall be paid to the Executive. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(ii)            All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(iii)            To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(iv)            The Parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The Parties agree that this Agreement may be amended, as reasonably requested by any Party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either Relationship Party.

(v)            The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

(c)            Additional Limitation.

(i)            Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Aggregate Payments”), would, but for this Section, be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced to the extent necessary so that no portion of the Aggregate Payments would be subject to the excise tax. In such event, the Aggregate Payments shall be reduced in the following order: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits. To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.

(ii)            The determination of the reduction provided in Section 5(b)(i) shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. The Company shall bear all fees and other costs the Accounting Firm may incur in connection with its services.

6.            Nondisclosure/Confidentiality.

(a)            Confidential Information. As used in this Agreement, “Confidential Information” shall mean information belonging to the Company or any of its subsidiaries or affiliates or related entities, as applicable (together, the “Protected Parties” and each of them, a “Protected Party”) which is of value to any of the Protected Parties in the course of conducting its business and the disclosure of which could result in a competitive or other material disadvantage to a Protected Party. Confidential Information includes, without limitation:

(i)            the identity of any current or prospective customers, clients, suppliers or vendors of any of the Protected Parties;

(ii)            information relating to the business, products, affairs and finances of any of the Protected Parties;

(iii)            information relating to the manufacture, production, distribution, marketing, or sale of any product sold by any of the Protected Parties;

(iv)            technical data and know-how relating to the business of any of the Protected Parties;

(v)            any information relating to technology, marketing and business plans or strategies of any of the Protected Parties;

(vi)            any non-public management accounting or other similar financial information that would typically be included in the financial statements of any of the Protected Parties, including without limitation, the amount of the assets, liabilities, net worth, revenues or net income of any of the Protected Parties;

(vii)            names and addresses of any of the customers, clients, suppliers, vendors and employees of any of the Protected Parties, and details of any independent contractor or agency arrangements of any of the Protected Parties;

(viii)            non-public information relating to legal and professional dealings, equity structure, real property, tangible property, finances, business, and investment activities, and other personal affairs of any of the Protected Parties;

(ix)            any and all books, notes, memoranda, records, correspondence, documents, computer and other disks and tapes, data listings, codes, designs, drawings and other documents and materials (whether made or created by the Executive or otherwise) relating to the business of any of the Protected Parties; and

(x)            any other non-public information gained in the course of the Executive’s employment with any of the Protected Parties that could reasonably be expected to prove harmful to any of the Protected Parties if disclosed to third parties, including without limitation, any information that could be reasonably expected to aid a competitor or potential competitor of any of the Protected Parties.

Notwithstanding the foregoing, Confidential Information does not include information in the public domain prior to the time of disclosure, unless due to breach of the Executive’s duties under Section 6(b).

(b)            Confidentiality. The Executive understands and agrees that the Executive’s employment with the Company will create a relationship of confidence and trust between the Executive and the Company with respect to all Confidential Information. At all times, both during the Executive’s employment with the Company and after her termination of employment, the Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Company, except as may be necessary in the ordinary course of performing the Executive’s duties to the Company, or as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency. For the avoidance of doubt, the Executive understands that pursuant to the federal Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, including any lawsuit filed by the Executive for retaliation by the Company for the Executive’s reporting a suspected violation of law, if such filing is made under seal. The Executive further understands that nothing contained in this Agreement limits the Executive’s (or the Executive’s attorney’s) ability to (A) communicate with any federal, state or local governmental agency or commission, including to provide documents or other information, respond to any inquiry from, or provide testimony before, any such federal, state or local governmental agency or commission, without notice to the Company, or (B) share compensation information concerning the Executive or others, except that this does not permit the Executive to disclose compensation information concerning others that the Executive has obtained because the Executive’s job responsibilities require or allow access to such information.

(c)            Company Property. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Company or any other Protected Party or are produced by the Executive in connection with the Executive’s employment will be and remain the sole property of the Company. The Executive will return to the Company all such materials and property as and when requested by the Company. In any event, the Executive will return all such materials and property immediately upon termination of the Executive’s employment for any reason. The Executive will not retain any such material or property or any copies thereof after such termination.

(d)            Work Product. As used in this Agreement, the term “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable, copyrightable, registerable as a trademark, reduced to writing, or otherwise), or any part t hereof, which relates to the Company’s or any of its affiliates’ actual or anticipated business, research and development or existing or future products or services and which are or were conceived, developed or made by the Executive (whether or not during usual business hours, whether or not by the use of the facilities of the Company or any of its affiliates, and whether or not alone or in conjunction with any other person) while employed by the Company together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing. All Work Product that the Executive may discover, invent or originate during the Term of Employment shall be the exclusive property of the Company, and its affiliates, as applicable, and the Executive hereby assigns all of the Executive’s right, title and interest in and to such Work Product to the Company or its applicable affiliate, including all intellectual property rights therein. The Executive shall promptly disclose all Work Product to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem necessary to protect or perfect its (or any of its affiliates’, as applicable) rights therein, and shall assist the Company, at the Company’s expense, in obtaining, defending and enforcing the Company’s (or any of its affiliates’, as applicable) rights therein. The Executive hereby appoints the Company as her attorney-in-fact to execute on her behalf any assignments or other documents deemed necessary by the Company to protect or perfect the Company’s (and any of its affiliates’, as applicable) rights to any Work Product. The Executive understands that the provisions of this Agreement requiring assignment of Work Product to the Company do not apply to any invention that qualifies fully under the provisions of California Labor Code Section 2870 (attached hereto as Exhibit A). The Executive will advise the Company promptly in writing of any inventions that she believes meet the criteria in California Labor Code Section 2870.

(e)            Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section, and, to the extent that the Executive is required to spend substantial time on such matters, the Company shall compensate the Executive at an hourly rate based on the Executive’s most recent Base Salary prior to the expiration or termination of the Executive’s full-time employment with the Company or any of its affiliates.

7.            Third-Party Agreements and Rights. The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s duties for the Company as contemplated under this Agreement will not violate any obligations the Executive may have to any other Party. In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such other Party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such other Party.

8.            No Conflicts; Non-Solicitation.

(a)            No Conflicting Activities; Start Date. The Executive agrees that during the Term, the Executive shall not, without the prior written consent of the Company, either directly or indirectly, through an affiliated or controlled entity or person, or as an employee, partner, consultant, proprietor, principal, agent, or otherwise in any other capacity, work for, render services to, own, manage, operate, engage in any business anywhere in the world which is in competition with the business of the Company; provided, that Executive may purchase or own less than five percent (5%) of the publicly traded securities of any corporation (including any competitor) so long as such ownership represents a passive investment and the Executive is not a controlling person of, or a member of a group that controls, such corporation; If the Executive does not commence employment with the Company by the Start Date, this Agreement shall automatically terminate and be of no further force or effect.

(b)            Non-Solicitation. The Executive agrees that during the Term and for a period of twelve (12) months after the termination of the Executive’s employment with the Company for any reason, she will not, either directly or indirectly, solicit, induce, attempt to solicit, recruit, or encourage any employee or independent contractor of the Company (or any parent or subsidiary of the Company) to leave his or her employment or engagement either for the Executive or for any other entity or person; provided, that foregoing shall not restrict the employment or engagement of any such employee or independent contractor as the result of a general solicitation not aimed at any particular employee or independent contractor.

9.            Severability. If any provision of this Agreement, or any part thereof, is held by a court or other authority of competent jurisdiction to be invalid or unenforceable, the Parties agree that the court or authority making such determination will have the power to reduce the duration or scope of such provision or to delete specific words or phrases as necessary (but only to the minimum extent necessary) to cause such provision or part to be valid and enforceable. If such court or authority does not have the legal authority to take the actions described in the preceding sentence, the Parties agree to negotiate in good faith a modified provision that would, in so far as possible, reflect the original intent of this Agreement without violating applicable law.

10.            Remedies. The Executive acknowledges that the restrictions contained in this Agreement are reasonable and necessary to protect the Company’s legitimate business interests and that any violation of the provisions contained herein would result in irreparable injury to the Company and that monetary damages may not be sufficient to compensate the Company for any economic loss which may be incurred by reason of the Executive’s breach of the restrictions contained herein. In the event of a breach or a threatened breach by the Executive of any provision contained herein, the Company shall be entitled to a temporary restraining order and injunctive relief restraining the Executive from the commission of any breach, shall not be required to provide any bond or other security in connection with obtaining any such equitable remedy and shall be entitled to seek recovery for the Company’ s reasonable attorneys’ fees, costs and expenses related to the breach or threatened breach. Nothing contained in this Section 108 shall be construed as prohibiting the Company from pursuing any other remedies available to it for any breach or threatened breach, including, without limitation, the recovery of money damages.

11.            Withholding. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

12.            Reserved.

13.            Enforceability. Subject to the provisions of Section 9 hereof, if any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

14.            Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

15.            Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving Party. The failure of any Party to require the performance of any term or obligation of this Agreement, or the waiver by any Party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

16.            Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of Powered Brands’ Chief Executive Officer.

17.            Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

18.            Governing Law; Arbitration. The terms of this Agreement and the resolution of any dispute as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with, this Agreement, the Executive’s employment with the Company or any other relationship between the Executive and the Company (a “Dispute”) will be governed by the laws of the State of California, without giving effect to the principles of conflict of laws. The Executive and the Company consent to the exclusive jurisdiction of, and venue in, the state courts in Los Angeles County in the State of California (or in the event of exclusive federal jurisdiction, the courts of the District of California) in connection with any Dispute or any claim related to any Dispute. Notwithstanding the foregoing, in the event of any Dispute that cannot be resolved by the Parties without resorting to litigation, the Executive may request in writing (and upon its receipt of such request, the Company will agree) that such Dispute be settled by arbitration in accordance with Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The cost of any such arbitration will be borne equally by the participants; provided, that the foregoing shall not prevent the arbitrator from awarding attorneys’ fees and expenses to the prevailing Party.

19.            Successor to Company. This Agreement shall inure to the benefit of and be enforceable by any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company.

20.            No Third-Party Beneficiaries. This Agreement is intended solely for the benefit of the Parties and the Company’s respective successors and permitted assigns, and the Executive’s heirs and estate, and shall not confer upon any other person any remedy, claim, liability, reimbursement, or other right. The Agreement is not intended and shall not be construed to create any third party beneficiaries other than the Executive’s heirs and estate, or to provide to any such third parties with any remedy, claim, liability, reimbursement, cause of action, or other right or privilege.

21.            Integration. This Agreement and the Share Transfer Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior written or oral agreements between the Parties concerning such subject matter.

22.            Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

23.            Waiver. Notwithstanding anything to the contrary in this Agreement, Executive, on behalf of herself and her estate, successors and heirs, (a) acknowledges and agrees that (i) the Company has established a trust account for the benefit of the Company and certain of its existing shareholders and (ii) none of Executive or any of her estate, successors or heirs has any right, title, interest or claim of any kind arising from this Agreement or otherwise in or to any monies in such trust account or any distributions or payments therefrom (each, a “Claim”) and (b) hereby waives any Claim arising from this Agreement or otherwise and agrees not to seek recourse against such trust account for any reason whatsoever.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement effective on the date and year first above written.

PB MANAGEMENT II, INC.

By:	/s/ Katherine Power
Name: Katherine Power
Title: Chief Executive Officer

PB MANAGEMENT

By:	/s/ Katherine Power
Name: Katherine Power
Title: Manager

POWERED BRANDS

By:	/s/ Katherine Power
Name: Katherine Power
Title: Chief Executive Officer

EXECUTIVE

/s/ Mito Yamada
Name: Mito Yamada

Signature Page to Powered Brands Employment Agreement

Exhibit A

CALIFORNIA LABOR CODE SECTION 2870
INVENTION ON OWN TIME-EXEMPTION FROM AGREEMENT

“(a)     Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)            Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)            Result from any work performed by the employee for the employer.

(b)       To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

EXHIBIT B
FORM OF STOCK TRANSFER AGREEMENT

SHARE TRANSFER AGREEMENT

This Share Transfer Agreement (this “Agreement”) is made and entered into as of August 30th, 2021 (the “Effective Date”), by and between PB Management, a Cayman Islands limited liability company (“Transferor”), Mito Yamada (“Transferee”) and PB Management II, Inc. a Delaware corporation (the “Company”) in connection with the “Employment Agreement” between the Transferor, Transferee and certain other parties, dated August 30th, 2021, to which this Agreement is attached. This is the “Stock Transfer Agreement” referenced in the Employment Agreement. Capitalized terms used and not otherwise defined herein will have the meaning given such terms in the Employment Agreement.

Whereas, Transferor currently holds Class B ordinary shares of a par value of US$0.0001 each (“Founder Shares”) of Powered Brands, a Cayman Islands exempted company (the “Powered Brands”); and

Whereas, Transferor desires to transfer to Transferee 45,000 Founder Shares (the “Shares”) held by it, for consideration, as set forth below.

Now, Therefore, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

1.            TRANSFER AND ACQUISITION OF SHARES. Transferor hereby transfers to Transferee, and Transferee hereby acquires from Transferor, the Shares on the Effective Date for a purchase price of US$8.1232 per share, or USD$365,544.00 in the aggregate (the “Purchase Price”) subject to the forfeiture provisions of Section 2 below, on the terms and subject to the conditions set forth in this Agreement.

2.            REPRESENTATIONS, WARRANTIES AND COVENANTS OF TRANSFEREE. Transferee represents, warrants and Covenants to Transferor and the Company as follows:

2.1            No Conflict; Enforceability. The execution, delivery and performance of this Agreement and the consummation by the Transferee of the transactions contemplated hereby do not violate, conflict with or constitute a default under (i) any agreement, indenture or instrument to which the Transferee is a party, (ii) any law, statute, rule or regulation to which the Transferee is subject, or (iii) any agreement, order, judgment or decree to which Transferee is subject. Upon execution and delivery by Transferee, this Agreement will be a legal, valid and binding agreement of the Transferee, enforceable against the Transferee in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

2.2            Compliance with Securities Laws. Transferee understands and acknowledges that, in reliance upon the representations and warranties made by Transferee herein, the Shares are not being registered with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “1933 Act”), but instead are being transferred under an exemption or exemptions from the registration and qualification requirements of the 1933 Act or other applicable securities laws which impose certain restrictions on Transferee’s ability to transfer the Shares.

2.3            Right of Repurchase. The Transferee acknowledges and agrees that the Shares are subject to Section 3 and Section 4 of the Employment Agreement.

2.4            Waiver of Liquidation Distributions; Redemption Rights. In connection with the Shares purchased pursuant to this Agreement, the Transferee hereby waives any and all right, title, interest or claim of any kind in or to any distributions by Powered Brands from the trust account which will be established for the benefit of Powered Brands’ public shareholders and into which substantially all of the proceeds of Powered Brands initial public offering will be deposited (the “Trust Account”), in the event of a liquidation of Powered Brands upon Powered Brands’ failure to timely complete its initial business combination (“Business Combination”). For purposes of clarity, in the event the Transferee subscribes for and purchases securities in Powered Brands’ initial public offering or securities of Powered Brands issued in Powered Brands’ initial public offering in the aftermarket, any additional ordinary shares of Powered Brands so subscribed for and purchased shall be eligible to receive any liquidating distributions from the Trust Account by Powered Brands. However, in no event will the Transferee have the right to redeem any ordinary shares of Powered Brands into funds held in the Trust Account upon the successful completion of a Business Combination.

2.5            Lock-Up. Transferee acknowledges that the Shares will be subject to lock-up provisions (the “Lock-up”) contained in an agreement between Powered Brands and Transferee, pursuant to which, among things, Transferee will agree (subject to certain customary exceptions) not to sell, transfer, pledge, hypothecate or otherwise dispose of all or any part of the Shares until the earliest of (A) one year after the completion the Business Combination and (B) subsequent to the completion of the Business Combination, (x) if the closing price of Powered Brands’ Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, or (y) the date on which Powered Brands completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of Powered Brands’ public shareholders having the right to exchange their ordinary shares for cash, securities or other property.

2.6            Additional Shares or Substituted Securities. In the event of the declaration of a share capitalization, the declaration of a special dividend payable in a form other than ordinary shares of Powered Brands, a spin-off, a share sub-division, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting Powered Brands’ issued and outstanding ordinary shares without receipt of consideration, any new, substituted or additional securities or other property which are by reason of such transaction distributed with respect to any Shares subject to this Agreement or into which such Shares thereby become convertible shall immediately be subject to this Agreement. Appropriate adjustments to reflect the distribution of such securities or property shall be made to the number or class of Shares subject to this Agreement.

2.7            Experience, Financial Capability and Suitability. Transferee is: (i) sophisticated in financial matters and is able to evaluate the risks and benefits of the investment in the Shares and (ii) able to bear the economic risk of its investment in the Shares for an indefinite period of time because the Shares have not been registered under the Securities Act (as defined below) and therefore cannot be resold unless such transaction is registered under the Securities Act or an exemption from such registration is available. Transferee is capable of evaluating the merits and risks of its investment in Powered Brands and has the capacity to protect its own interests. Transferee must bear the economic risk of this investment until the Shares are sold pursuant to: (x) an effective registration statement under the Securities Act or (y) an exemption from registration available with respect to such sale. Transferee is able to bear the economic risks of an investment in the Shares and to afford a complete loss of the Transferee’s investment in the Shares.

2.8            Access to Information; Independent Investigation. Prior to the execution of this Agreement, Transferee has had the opportunity to ask questions of and receive answers from representatives of Powered Brands concerning an investment in Powered Brands, as well as the finances, operations, business and prospects of Powered Brands, and the opportunity to obtain additional information to verify the accuracy of all information so obtained. In determining whether to make this investment, Transferee has relied solely on the Transferee’s own knowledge and understanding of Powered Brands and its business based upon Transferee’s own due diligence investigation and the information furnished pursuant to this paragraph. Transferee understands that no person has been authorized to give any information or to make any representations which were not furnished pursuant to this Agreement and Transferee has not relied on any other representations or information in making its investment decision, whether written or oral, relating to Powered Brands, its operations or its prospects.

2.9            Regulation D Offering. Transferee represents that it is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”), and acknowledges the sale contemplated hereby is being made in reliance on a private placement exemption applicable to “accredited investors” within the meaning of Section 501(a) of Regulation D under the Securities Act or similar exemptions under federal and state law.

2.10          Investment Purposes. Transferee is purchasing the Shares solely for investment purposes, for Transferee’s own account and not for the account or benefit of any other person, and not with a view towards the distribution or dissemination thereof. Transferee did not enter into this Agreement as a result of any general solicitation or general advertising within the meaning of Rule 502 of Regulation D under the Securities Act.

2.11          Voting and Redemption of Shares. Transferee agrees to vote the Shares in favor of any Business Combination that Powered Brands negotiates and submits for approval to Powered Brands’ shareholders.

2.12          Restrictions on Transfer; Shell Company. Transferee understands the Shares are being offered in a transaction not involving a public offering within the meaning of the Securities Act. Transferee understands the Shares will be “restricted securities” as defined in Rule 144(a)(3) under the Securities Act and Transferee understands that any certificate or book entries representing the Shares will contain a legend in respect of such restrictions. If in the future Transferee decides to offer, resell, pledge or otherwise transfer the Shares, such Shares may be offered, resold, pledged or otherwise transferred only in accordance with the provisions of Section 2 hereof. Transferee agrees that if any transfer of its Shares or any interest therein is proposed to be made, as a condition precedent to any such transfer, Transferee may be required to deliver to Powered Brands an opinion of counsel satisfactory to Powered Brands. Absent registration under the Securities Act or an exemption therefrom, Transferee agrees not to resell the Shares. Transferee further acknowledges that because Powered Brands is a shell company, Rule 144 may not be available to Transferee for the resale of the Shares until at least one year following consummation of the Business Combination, despite technical compliance with the certain requirements of Rule 144 and the release or waiver of any contractual transfer restrictions.

2.13          Compliance with Securities Laws. The Transferee acknowledges that the Shares are being purchased pursuant to an exemption from the registration requirements of the Securities Act and will become freely tradable only after certain conditions are met or they are registered pursuant to a registration rights agreement to be entered into with Powered Brands prior to the closing of Powered Brands’ initial public offering.

2.14          Legends. All certificates representing the Shares shall have endorsed thereon legends substantially as follows:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS WHICH, IN THE OPINION OF COUNSEL (IF THE COMPANY SO REQUESTS), IS AVAILABLE.”

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO LOCKUP PROVISIONS AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED DURING THE TERM OF THE LOCKUP PERIOD.”

3.            REPRESENTATIONS AND WARRANTIES OF TRANSFEROR AND POWERED BRANDS. Transferor and Powered Brands each represents and warrants to Transferee as follows:

3.1              Authority. Each of Transferor and Powered Brands has full legal right, power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement and the consummation by the Transferor and Powered Brands of the transactions contemplated hereby do not violate, conflict with or constitute a default under (i) the constitutional documents of Transferor or Powered Brands, (ii) any agreement, indenture or instrument to which Transferor or Powered Brands is a party, (iii) any law, statute, rule or regulation to which Transferor or Powered Brands is subject, or (iv) any agreement, order, judgment or decree to which Transferor or Powered Brands is subject. Upon execution and delivery by Transferor and Powered Brands, this Agreement will be a legal, valid and binding agreement of the Transferor and Powered Brands, as applicable, enforceable against the Transferor and Powered Brands, as applicable, in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.2            Title to Shares. Transferor has valid marketable title to the Shares to be transferred under this Agreement, free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest (collectively, “Encumbrances”). Transferor delivers to Transferee good title to the Shares purchased by such Transferee pursuant to the terms hereof free and clear of any Encumbrances.

4.            GENERAL PROVISIONS.

4.1            Successors and Assigns. This Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives.

4.2            Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York, without giving effect to that body of laws pertaining to conflict of laws.

4.3            Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

4.4            Severability. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement.

4.5            Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, including by facsimile or electronic transmission, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Powered Brands, Transferor and Transferee have each executed this Agreement as of the Effective Date.

TRANSFEROR

PB Management

By:	/s/ Katherine Power
Name: Katherine Power
Title: Manager

COMPANY

PB Management II, Inc.

By:	/s/ Katherine Power
Name: Katherine Power
Title: Chief Executive Officer

POWERED BRANDS

By:	/s/ Katherine Power
Name: Katherine Power
Title: Chief Executive Officer

[Signature Page to Share Transfer Agreement]

IN WITNESS WHEREOF, Company, Transferor and Transferee have each executed this Agreement as of the Effective Date.

TRANSFEREE

By:	/s/ Mito Yamada
Mito Yamada

[Signature Page to Share Transfer Agreement]

EXHIBIT C
SEPARATION AND GENERAL RELEASE AGREEMENT

This Release of Claims (the “Release”) is entered into by and between Mito Yamada (the “Executive”) and PB Management II, Inc. (the “Company”) in connection with the “Employment Agreement” between the Executive and the Company dated,                  , to which this Release is attached. This is the “Separation and General Release Agreement” referenced in the Employment Agreement. Terms with initial capitalization that are not otherwise defined in this Release have the meanings set forth in the Employment Agreement. The consideration for the Executive’s agreement to this Release consists of the severance compensation provided under, and subject to, the Employment Agreement’s terms and conditions.

1.      Tender of Release. This Release is automatically tendered to the Executive upon the date of the termination of the Executive’s employment, if the Executive is eligible for severance benefits in connection with such termination under Section 4 of the Employment Agreement.

2.     Executive’s Release of Claims. In exchange for and in consideration of the severance benefits provided in Section 4 the Employment Agreement, and subject to the terms and conditions of such Section 4 in all respects, the Executive voluntarily releases and forever discharges the Company and Powered Brands, their respective affiliated and related entities, their respective predecessors, successors and assigns, their respective employee benefit plans and fiduciaries of such plans, and the current and former members, managers, partners, directors, officers, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (collectively, “Claims”) that, as of the date when the Executive signs this Release, the Executive has, ever had, now claims to have or ever claimed to have had against any or all of the Releasees. This general release of Claims includes, without implication of limitation, the release of all Claims:

•	relating to the Executive’s employment by and termination from employment with the Company or any related entity;

•	of wrongful discharge or violation of public policy;

•	of breach of contract;

•	of discrimination or retaliation under federal, state or local law (including, without limitation, Claims of age discrimination or retaliation under the Age Discrimination in Employment Act, Claims of disability discrimination or retaliation under the Americans with Disabilities Act, and Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964;

•	under any other federal or state statute or constitution or local ordinance;

•	of defamation or other torts;

•	[1][for wages, bonuses, incentive compensation, stock, stock options, vacation pay or any other compensation or benefits;]; and

•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

1 To be revised if Executive is in California or Massachusetts at time of separation.

provided, however, that this release shall not affect the Executive’s rights (i) under this Release; (ii) to the Accrued Benefit; (iii) to contractual indemnification under any written indemnification agreement with the Company; or (iv) to any claim that cannot be waived under applicable law. 2

The Executive agrees not to accept damages of any nature, other equitable or legal remedies for the Executive’s own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Release. As a material inducement to the Company to enter into this Release, the Executive represents that the Executive has not assigned any Claim to any third party. The Executive acknowledges and agrees that the Executive is not entitled to any wages, salary, commissions, vacation, equity, bonuses, or any other compensation or benefits from the Company or any of its affiliates, except as is expressly set forth herein or

3.	Ongoing Obligations of the Executive. The Executive’s confidentiality and restrictive covenant obligations to the Company and/or any affiliate of the Company, including without limitation under Sections 6 and 8 of the Employment Agreement, are hereby reaffirmed and incorporated herein by reference (collectively, the “Ongoing Obligations”).

4.	Confidentiality of Release. Each of the Executive and the Company, for itself and the other Company Parties, agrees, to the fullest extent permitted by law, to keep all Release-Related Information completely confidential; provided, however, that the Company and Powered Brands may disclose Release-Related Information to the Court in any proceedings to enforce the terms of this Agreement, and to their respective attorneys, accountants and any professional tax advisors to the extent necessary, as well as in connection with future due diligence-related processes of the Company or Powered Brands or any of their respective affiliates.

5.	“Release-Related Information” means the negotiations leading to this Release and the terms of this Release. Notwithstanding the foregoing, the Executive may disclose Release- Related Information to the Executive’s spouse, the Executive’s attorney and the Executive’s financial advisors, and to them only provided that they first agree for the benefit of the Company to keep Release-Related Information confidential Nothing in this section shall be construed to prevent the Executive from disclosing Release-Related Information to the extent required by a lawfully issued subpoena or duly issued court order; provided that the Executive provides the Company with advance written notice and a reasonable opportunity to contest such subpoena or court order.

6.	Nondisparagement. Executive agrees not to make any disparaging, critical or otherwise detrimental statements to any person or entity concerning any Releasee or the products or services of any Releasee. In the event that the Company or any of its affiliates is contacted for a reference with respect to the Executive, such inquiry will be directed to Katherine Power, who will provide information only as to the dates of employment and job title(s) held by the Executive. This nondisparagement obligation shall not in any way affect the Executive’s obligation to testify truthfully in any legal proceeding.

2 The Company reserves the right to update this release language to account for changes in applicable law.

7.	Protected Disclosures. The Executive understands that nothing contained in this Release limits the Executive’s ability to communicate with any federal, state or local governmental agency or commission, including to provide documents or other information, without notice to the Company. The Executive also understands that nothing in this Release limits the Executive’s ability to share compensation information concerning the Executive or others, except that this does not permit the Executive to disclose compensation information concerning others that the Executive obtains because the Executive’s job responsibilities require or allow access to such information.

8.	Defend Trade Secrets Act of 2016. The Executive understands that pursuant to the federal Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

9.	Right to Consider Release. The Executive acknowledges that the Executive have been given the opportunity to consider this Release for forty-five (45) days before signing it (the “Consideration Period”) and that the Executive has knowingly and voluntarily entered into this Release. The Executive acknowledges that the above release of claims expressly includes without limitation claims under the Age Discrimination in Employment Act. The Executive is advised to consult with an attorney before signing this Release. To accept this Release, the Executive must return a signed original or a signed PDF copy of this Release so that it is received by the undersigned at or before the expiration of the Consideration Period. If the Executive signs this Release before the end of the Consideration Period, the Executive acknowledges by signing this Release that such decision was entirely voluntary and that the Executive had the opportunity to consider this Release for the entire Consideration Period. For the period of seven (7) days from the date when the Executive sign this Release, the Executive has the right to revoke this Release by written notice to the undersigned. For such a revocation to be effective, it must be delivered so that it is received by the undersigned at or before the expiration of the seven (7) day revocation period (the “Revocation Period”). This Release shall not become effective or enforceable during the Revocation Period. It will become effective on the day after the Revocation Period ends.

10.	Other Terms.

a.              Review of Release. The Executive acknowledges that the Executive has carefully read and fully understands all of the provisions of this Release and that the Executive is voluntarily entering into this Release.

b.             Termination and Return of Payments. If the Executive breaches any of the Executive’s obligations under this Release, in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to terminate and/or enforce the return of its non-wage payments to the Executive or for the Executive’s benefit under this Release. The termination and/or return of such payments in the event of the Executive’s breach will not affect the Executive’s continuing obligations under this Release.

c.              Binding Nature of Release. This Release shall be binding upon the Executive and upon the Executive’s heirs, administrators, representatives and executors.

d.              Modification of Release; Waiver; Absence of Reliance. This Release may be amended only upon a written agreement executed by the Executive and the Chief Executive Officer (if such CEO is not the Executive) or Chairperson of the Board of the Company. No waiver of any provision of this Release shall be effective unless made in writing and signed by the waiving Party. The failure of a Party to require the performance of any term or obligation of this Release, or the waiver by a party of any breach of this Release, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. The Executive acknowledges that the Executive is not relying on any promises or representations by the Company, any affiliate of the Company or any agent, representative or attorney of the Company or any Company affiliate.

e.              Enforceability; Taxes. If any portion or provision of this Release (including, without limitation, any portion or provision of any section of this Release) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Release, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Release shall be valid and enforceable to the fullest extent permitted by law. All compensation and benefits provided or referred to hereunder shall be subject to taxes as required by applicable law.

f.              Governing Law and Interpretation. This Release shall be deemed to be made and entered into in New York, and shall in all respects be interpreted, enforced and governed under such state’s laws, without giving effect to its conflict of laws provisions. The language of all parts of this Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the parties. The federal and state courts located in New York shall have the exclusive jurisdiction over any dispute between the Company and the Executive hereunder.

g.              Entire Agreement. This Release constitutes the entire agreement between the Executive and the Company and/or any affiliate of the Company and supersedes any previous agreements or understandings between the Executive and the Company and/or any affiliate of the Company, except the Ongoing Obligations, which shall remain in full effect.

Accepted and agreed:

PB Management II, Inc.

By:
Its:

Date

Accepted and Agreed:

MITO YAMADA

Date